Merger & Acquisition Agreement-Supplementary Agreement

Party A: Chen Hongsheng (shareholder of Party B)

                ID No.: 370306197403283018;

Party B: Zibo Hongmao Pharmaceutical Sales Co., Ltd.

Party C: Shandong Global Pharm Co., Ltd.

Merger & Acquisition Agreement: The Merger & Acquisition Agreement signed by Party A, Party B and Party C on May 24, 2011

Whereas:

Party A, Party B and Party C have entered the merger & acquisition agreement on Party C fully acquiring Party B on May 20, 2011. Through negotiation of three parties, matters unmentioned in the former merger & acquisition agreement has been supplemented and entered the supplementary agreement, which shall be observed by all parties.

Article 1 Benefit transfer day:

1.
Party A, Party B and Party C agree that May 31, 2011 is the benefit transfer day of Party B. On the benefit transfer day, Party A shall transfer the management right, operating right, relevant seals, financial seal, contract seal and bank account seal of Party B to Party C or the person designated by Party C. After the benefit transfer day, Party C has the full disposal right to Party B’s assets, liabilities and benefits, and assumes the operation, management and the relevant legal risk of Party B.

Article 2 M&A payment:

1.
Through negotiation, except for RMB 6 million registered capital paid by Party C to Party A agreed in Article 1 and 2 of the former merger and acquisition agreement, Party C shall pay RMB 2 million to Party A as the network compensation for Party C acquiring Party B within 30 working days after the benefit transfer day. All shareholders of Party A shall unconditionally lend 50% of the network compensation to Party B as the supplement working capital of Party B within 3 working days after receiving the network compensation. Party B shall fully repay it to Party A at the expiration date of the borrow money in the next year.

Article 3 Amendment of agreement

The amendment of the Supplementary Agreement shall be negotiated by three parties and entered the written amendment agreement.

Article 4 Applicable laws and dispute solution

1.	The Supplementary Agreement is governed by the related laws and regulations of the People’s Republic of China.
2.
Any dispute or disagreement aroused by the Supplementary Agreement or related to the Supplementary Agreement shall be solved by the partied concerned through friendly negotiation; if the negotiation fails, it shall be solved by the court through lawsuit.

Article 5 Others

1.	The Supplementary Agreement shall come into force after being signed by the parties concerned.
2.	The Supplementary Agreement has six copies, with each party holding two respectively, covering equal legal force.

This page is intentionally left blank without body text, for signature only.

Parties concerned:

Party A: Chen Hongsheng (shareholder of Party B)

Party B: Zibo Hongmao Pharmaceutical Sales Co., Ltd.

Representative: Chen Hongsheng

Party C: Shandong Global Pharm Co., Ltd.

Representative: Song Yanliang

Signing place: Jinan City of Shandong Province

Signing date: May, 25, 2011